July 16, 2021

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street N. E.
Washington, DC 20549

Re: Petroteq Energy Inc. (CIK No.: 0001561180)

Dear Sirs/Mesdames:

We have received a copy of the current report of Petroteq Energy Inc. (the "Company") on Form 8-K dated July 16, 2021 (the "Form 8-K").  We confirm that we are in agreement with the following statements being made by the Company in the Form 8-K, under Item 4.02 - Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review:

"[N]otwithstanding the results of the internal review of Redline's claims undertaken by Mr. Blyumkin in early 2019, the Settlement Agreement, the Note and the Security Agreement should have been disclosed, and … the obligations referenced in the Note should have been disclosed in the Financial Statements."

"The restatements may have an impact on the Company's losses previously disclosed in the Periodic Financial Statements, and related disclosures and Management's Discussion, and Analysis of Financial Condition and Results of Operations."

All capitalized terms use in this letter without definition have the respective meanings ascribed to them in the Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the 8-K.

Yours sincerely

/s/ Hay & Watson